United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  September 23, 2010

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

600 La Terraza Boulevard, Escondido, California 92025-3873
(Address of principal executive offices)

(760) 741-2111
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events

On September 23, 2010, Realty Income Corporation (the “Company”) entered into a purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 5,390,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), plus up to an additional 808,500 shares of Common Stock if the Underwriters exercise their overallotment option in full.  The public offering price for the shares was $33.40 per share.  On September 24, 2010, the Underwriters exercised their overallotment option in full.

The transaction closed on September 28, 2010.  Total net proceeds of the offering (after deducting the underwriting discount and other estimated expenses) were approximately $196.9 million.  The Company will use the proceeds from the offering to pay off borrowings under its acquisition credit facility and to fund a substantial portion of the property acquisitions aggregating approximately $150 million during the third and fourth quarters of 2010.  The remaining net proceeds will be used for general corporate purposes and working capital.

Item 9.01                   Financial Statements and Exhibits

(d)  Exhibits

1.1                               Purchase Agreement, dated September 23, 2010, between the Underwriters and the Company.

5.1                               Opinion of Venable LLP.

23.1                        Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2010	REALTY INCOME CORPORATION

	By:	/s/ PAUL M. MEURER
Paul M. Meurer
Executive Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Purchase Agreement, dated September 23, 2010, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).